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September 12, 2001

PurchasePro.com, Inc.
7690 West Cheyenne Avenue
Las Vegas, Nevada 89129

Ladies/Gentlemen:

      We have examined the Registration Statement on Form S-8 filed by PurchasePro.com, Inc., a Nevada corporation (the "COMPANY") with the U.S. Securities and Exchange Commission on September 12, 2001 (together with any pre-effective and post-effective amendments, the "REGISTRATION STATEMENT") in connection with the registration under the Securities Act of 1933, as amended (the "ACT"), of an aggregate of 1,000,000 shares of Common Stock (the "SHARES"). The Shares are to be issued upon stock options to be granted under the Company's 2001 Supplemental Stock Option Plan (the "PLAN").

      As Special Nevada Securities Counsel regarding the issuance of the Shares, we have examined the Registration Statement, the Articles of Incorporation, the By-Laws and the Plan of the Company, each as amended to date. In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates of public officials and other instruments, as we have deemed necessary for the purpose of rendering this opinion. In such examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), that there has been no substantial change in the final documents from documents submitted to us as drafts and that all public records reviewed are accurate and complete. As to factual matters, we have relied upon the above-referenced certificates of officers of the Company and have not independently verified the matters stated therein.

      Based on the foregoing, and limited in all respects to applicable Nevada law, we are of the opinion and advise you that when issued and sold in compliance with applicable prospectus delivery requirements and the manner referred to in the Plan and pursuant to the agreements which accompany to the Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

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                                                          PurchasePro.com, Inc.
                                                             September 12, 2001
                                                                         Page 2




     The opinions expressed herein: (i) are limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated; (ii) are subject to the qualification that we express no opinion as to the laws of any jurisdiction other than the laws of the State of Nevada; and (iii) concern only the effect of the laws (excluding the principles of conflict of laws) of the State of Nevada as currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if we become aware of any facts that might change this opinion expressed herein after the date hereof.

     In addition, the opinions expressed herein are for the benefit of the persons to whom this opinion is addressed and, without our prior written consent, may not be quoted in whole or in part or otherwise referred to in any legal opinion, document, or other report, and may not be furnished to any person or entity. In addition, we hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Registration Statement as "Special Nevada Corporate Counsel regarding the Issuance of the Shares".

                                     Respectfully submitted,

                                     /s/ Sklar Warren Conway & Williams LLP



                                     SKLAR WARREN CONWAY & WILLIAMS LLP